Exhibit 5.1

November 29, 2024

Monopar Therapeutics Inc.

1000 Skokie Blvd, Suite 350

Wilmette, IL 60091

Ladies and Gentlemen:

We have acted as counsel to Monopar Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), filed on the date hereof, with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the resale by the selling stockholder named in the Prospectus (the “Selling Stockholder”) of up to an aggregate of 705,015 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Shares consist of 522,501 Shares that are outstanding as of the date hereof and up to 182,514 additional Shares (the “Additional Shares”) that the Company is obligated to issue to the Selling Stockholder in the future in certain circumstances as described in the Prospectus and may be resold from time to time by the Selling Stockholder pursuant to Rule 415 of the Securities Act. This opinion is being rendered pursuant to Item 601(b)(5) of Regulation S-K and in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

We have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion, we have assumed that at the time of the issuance the Additional Shares, a sufficient number of shares of Common Stock will remain authorized and available for issuance pursuant to the Company’s Second Amended and Restated Certificate of Incorporation, as it then may be amended.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares offered pursuant to the Registration Statement have been duly authorized and are (or, in the case of the Additional Shares, will be upon issuance) validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Baker & Hostetler LLP BAKER & HOSTETLER LLP